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                                                                    EXHIBIT 99.2



                             STOCK OPTION AGREEMENT

         This Stock Option Agreement ("Agreement") dated as of October 9, 1994, is by and between Panhandle Eastern Corporation, a Delaware corporation ("PEC"), and Associated Natural Gas Corporation, a Delaware corporation ("ANGC").

         WHEREAS, on even date herewith, PEC, Panhandle Acquisition Two, Inc., a Delaware corporation and a wholly owned subsidiary of PEC ("Merger Sub"), and ANGC propose to enter into that certain Agreement and Plan of Merger (the "Merger Agreement") providing for, among other things, the merger of Merger Sub with and into ANGC, with the result that ANGC will become a wholly-owned subsidiary of PEC; and

         WHEREAS, as a condition to the willingness of PEC and Merger Sub to enter into the Merger Agreement, PEC has required that ANGC agree, and in order to induce PEC and Merger Sub to enter into the Merger Agreement, ANGC has agreed, to grant to PEC an option to purchase 3,007,948 shares of common stock, $.05 par value, of ANGC ("ANGC Common Stock") upon the terms and subject to the conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         Section 1.  Grant of Option.   ANGC hereby grants to PEC an
irrevocable option (the "Option") to purchase up to 3,007,948 shares of ANGC Common Stock (the "Option Shares") for the Exercise Price (as hereinafter defined), which Option shall be exercisable in whole or in part at any time and from time to time after the occurrence of a Trigger Event (as hereinafter defined) and prior to the Expiration Date (as hereinafter defined). As used herein, the term "Exercise Price" shall mean $39.00 per share; provided, however, if as of the Exercise Date the Closing Price (as defined below) is more than $3.50 in excess of the Exercise Price, then the Exercise Price shall be increased to an amount equal to the Closing Price less $3.50. As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) the Effective Time (as defined in the Merger Agreement); or (ii) 5:00 p.m., Houston time, on the date which is 90 days following the occurrence of a Trigger Event. A "Trigger Event" shall occur for purposes of this Agreement upon the occurrence of any event or circumstance which, pursuant to the terms of Section 8.05(c) of the Merger Agreement, entitles PEC to the payment by ANGC of the amount specified therein, as such section may be subsequently amended or modified by the parties to the Merger Agreement. As used herein, the term "Closing Price" as of any date means the average of the closing prices (or, if ANGC Common Stock should not trade on any trading day, the average of the bid and asked prices therefor on such day) , regular way, per share of ANGC Common Stock as reported on the New York Stock Exchange Composite Tape during the five consecutive trading days ending on (and including) the trading day immediately prior to such date (or, if the ANGC Common Stock is not then traded on the New York Stock Exchange, on such





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other exchange or quotation system on which ANGC Common Stock is then traded).

         Section 2.  Method of Exercise.   The Option may be exercised in whole
or in part by the holder hereof giving written notice to ANGC (the "Exercise Notice") specifying (i) that it is exercising the Option, (ii) the number of Option Shares for which it is exercising the Option, and (iii) a place and date for the closing of such exercise (the "Closing"); it being expressly understood and agreed that unless otherwise agreed by the parties hereto, any Closing shall occur not sooner than three (3) business days but not later than ten (10) business days following the Exercise Date (as hereinafter defined); provided, however, that the date of such Closing may be extended, if required, to the next business day following the later to occur of (1) the date that any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") with respect to the purchase of the Option Shares by the holder shall have expired or been earlier terminated and (2) the date that all other necessary governmental approvals for the purchase of the Option
Shares by the holder shall have been obtained.   As used herein, the term
"Exercise Date" shall mean the date on which the Exercise Notice is given by the holder of the Option in accordance with the provisions of this Section 2.

         Section 3. Deliveries at Closing. At any Closing (i) the holder of the Option shall deliver to ANGC funds in the amount of the aggregate Exercise Price with respect to the Option Shares for which the Option has been exercised, which funds shall be payable, at the election of PEC, either by wire transfer of immediately available funds, or by a certified or bank check or checks, payable to the order of ANGC, and (ii) ANGC will deliver to such holder a certificate or certificates representing the aggregate number of Option Shares being purchased by the holder of the Option, in proper form for transfer, which certificate or certificates may be legended as described in
Section 5 hereof.

         Section 4.  Representations and Warranties .

         4.1     ANGC.   ANGC hereby represents and warrants to PEC as follows:
ANGC has full power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement by ANGC and the consummation by ANGC of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of ANGC, and no other corporate proceedings on the part of ANGC are necessary to authorize this Agreement or to consummate such transactions; this Agreement has been duly and validly executed and delivered by ANGC and, assuming the due authorization, execution and delivery hereof by PEC, constitutes the legal, valid and binding obligation of ANGC, enforceable against ANGC in accordance with its terms; the Option Shares have been duly authorized and reserved for issuance by ANGC and, upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable; neither the execution or delivery of this Agreement nor the performance by ANGC of its obligations hereunder will





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(A) conflict with or result in a breach, default or violation of  any agreement, proxy, document, instrument, judgment, decree, order, governmental permit, certificate, license, law, statute, rule or regulation to which ANGC is a party or to which it is subject, (B) result in the creation of any lien, charge, or other encumbrance on the Option Shares (except for the encumbrance created by this Agreement) or (C) require ANGC to obtain the consent of any private nongovernmental third party; except as contemplated by this Agreement, no consent, action, approval or authorization of, or registration, declaration or filing with, any governmental department, commission, agency or other instrumentality or any other person is required to authorize, or is otherwise required in connection with, ANGC's execution and delivery of this Agreement or performance of the terms of this Agreement or the validity or enforceability of this Agreement.

         4.2     PEC.  PEC hereby represents and warrants to ANGC as follows:
PEC has full power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement by PEC and the consummation by PEC of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of PEC, and no other corporate proceedings on the part of PEC are necessary to authorize this Agreement or to consummate such transactions; this Agreement has been duly and validly executed and delivered by PEC and, assuming the due authorization, execution and delivery hereof by ANGC, constitutes the legal, valid and binding obligation of PEC, enforceable against PEC in accordance with its terms; neither the execution or delivery of this Agreement nor the performance by PEC of its obligations hereunder will (A) conflict with or result in a breach, default or violation of any agreement, proxy, document, instrument, judgment, decree, order, governmental permit, certificate, license, law, statute, rule or regulation to which PEC is a party or to which it is subject, or (B) require PEC to obtain the consent of any private nongovernmental third party; except as contemplated by this Agreement, no consent, action, approval or authorization of, or registration, declaration or filing with, any governmental department, commission, agency or other instrumentality or any other person is required to authorize, or is otherwise required in connection with, PEC's execution and delivery of this Agreement or performance of the terms of this Agreement or the validity or enforceability of this Agreement (other than any required filing of a Statement on Schedule 13D caused by the existence and terms of this Agreement).

         Section 5. Certain Securities Laws Matters. Any Option Shares acquired by PEC upon exercise of the Option will be acquired for its own account and not with a view to the sale or distribution thereof within the meaning of the Securities Act of 1933, as amended (the "1933 Act"). PEC has received copies of, or its officers and directors have had an opportunity to examine, all reports filed by ANGC pursuant to Sections 12, 13 or 14 of the Exchange Act in the preceding twelve months and PEC's employees, officers and directors have had an opportunity to ask questions concerning the Option Shares and business and financial affairs of ANGC, and to receive answers concerning the same, from representatives of ANGC. The officers and directors of PEC have such knowledge and experience in





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business and financial matters as to be capable of utilizing the information which is available to them to evaluate the merits and risks of an investment by PEC in the Option Shares and PEC is able to bear the economic risks of any investment in the Option Shares which PEC may acquire upon exercise of the Option. PEC covenants and agrees that it will not sell, offer to sell or solicit offers to buy any such securities in violation of the 1933 Act or the blue sky or securities laws of any state and consents to the placing of the following restrictive legend on any stock certificate(s) issued to PEC pursuant to this Agreement:

                 The shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended, or the blue sky law of any state. Transfer or sale of such shares shall not be made until (i) the issuer has been furnished with an opinion of counsel for the registered owner of these shares, reasonably satisfactory to counsel for the issuer, that such transfer or sale will not violate the Securities Act of 1933, as amended, or applicable securities laws of any state or (ii) such transfer or sale shall have been registered and qualified pursuant to the Securities Act of 1933, as amended, and any applicable state securities laws.

PEC also hereby consents and agrees to the placing of stop transfer instructions against any subsequent transfer(s) of the Option Shares.

         Section 6. Registration Covenants. Upon the request of PEC at any time and from time to time after any Closing hereunder, ANGC agrees (i) to effect, as promptly as practicable, up to three registrations under the 1933 Act covering all or any part (as may be requested by PEC) of the Option Shares, and to use its best efforts to qualify such Option Shares under any applicable state securities laws and (ii) to include all or any part (as may be requested by PEC) of the Option Shares in any registration statement for ANGC Common Stock filed by ANGC under the 1933 Act in which such inclusion is permitted under applicable rules and regulations, and to use its best efforts to keep each such registrations described in clauses (i) and (ii) effective for a period of not less than nine months. If the managing underwriter of a proposed offering of securities by ANGC shall advise ANGC in writing that, in the reasonable opinion of such managing underwriter, the distribution of the Option Shares requested by PEC pursuant to clause (ii) above to be included in a registration statement concurrently with securities being registered for sale by ANGC would adversely affect the distribution of such securities by ANGC, then ANGC shall either (x) include such Option Shares in the registration statement, but PEC shall agree to delay the offering and sale for such period of time as the managing underwriter may reasonably request (provided that PEC may at any time withdraw its request to include Option Shares in such offering) or (y) include such portion of the Option Shares in the registration statement as the managing underwriter advises may be so included for sale simultaneously with sales by ANGC. The registrations effected under this Section 6 shall be effected at ANGC's expense except for underwriting commissions allocable to the Option Shares and the fees and disbursements of PEC's counsel. ANGC shall indemnify and hold





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harmless PEC, its affiliates and controlling persons and their respective officers, directors, agents and representatives from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, all out-of-pocket expenses, investigation expenses, expenses incurred with respect to any judgments and fees and disbursements of counsel and accountants) arising out of or based upon any statements contained in, or omissions or alleged omissions from, each registration statement (and related prospectuses) filed pursuant to this Section 6; provided, however, that ANGC shall not be liable in any such case to PEC or any affiliate or controlling person of PEC or any of their respective officers, directors, agents or representatives to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or omission or alleged omission made in such registration statement or prospectus in reliance upon, and in conformity with, written information furnished to ANGC with respect to it specifically for use in the preparation thereof by PEC, such affiliate, controlling person, officer, director, agent or representative, as the case may be. ANGC shall use its best efforts to cause the Option Shares to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, as promptly as practicable following the date of this Agreement, and will provide prompt notice to the New York Stock Exchange of the issuance of such shares.

         Section 7.  Additional Covenants.

         7.1 Necessary Consents and Approvals. PEC and ANGC hereby covenant and agree to prepare and file with the appropriate authorities any Notification and Report Forms required pursuant to the provisions of the HSR Act, together with any and all attachments and documents to be delivered in conjunction therewith, and to prepare and file such documents as may be necessary to obtain the consent or approval of or to give notice to any other governmental agency required for the exercise of the Option and shall each cooperate fully with such authorities in order to obtain any applicable approvals.

         7.2 Additional Documents. PEC and ANGC hereby covenant and agree to execute and deliver any additional documents necessary or desirable, in the opinion of ANGC or PEC, as the case may be, to complete the sale and transfer of all or any portion of the Option Shares with respect to which the Option is exercised or the assignment of PEC's rights and obligations hereunder pursuant to the terms hereof. ANGC will use it best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereunder.

         Section 8.  Miscellaneous.

         8.1  Severability.   If any term or other provision of this Agreement
is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and





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provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

         8.2 Expenses. Except as otherwise provided herein, PEC, on the one hand, and ANGC, on the other hand, shall each bear their respective expenses in connection with the preparation, execution and performance of this Agreement, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants.

         8.3 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not assignable by ANGC. PEC may assign its rights hereunder as to all or any part of the Option to any person or persons without the prior consent of ANGC; provided, however, that no such assignment shall be made in violation of Federal or state securities laws. Each such assignee shall have all the rights and be subject to all of the obligations of PEC hereunder with respect to such assigned portions hereof and this Agreement shall be binding upon such assignee. Any such assignment shall be subject to the assignee making the representations to and agreements with ANGC contained in Section 5 hereof.
Each of PEC and any assignee of PEC hereunder shall be deemed to be a holder of the Option pursuant to the terms of this Agreement.

         8.4 Waiver and Amendment. Any provision of this Agreement may be waived in writing at any time by the party that is entitled to the benefits thereof. This Agreement may not be amended or supplemented at any time, except upon the execution and delivery of an instrument in writing signed on behalf of each party hereto.

         8.5 Specific Performance; Injunctive Relief. The parties hereto acknowledge that PEC will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of ANGC set forth herein. Therefore, it is agreed that, in addition to any other remedies which may be available to any holder of the Option upon any such violation, any holder of the Option shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by an other means available to such holder at law or in equity. ANGC agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunction or other equitable relief. This provision is without prejudice to any other rights that any holder of the Option may have against ANGC for any failure to perform its obligations under this Agreement.





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         8.6  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by delivery in person, by telecopy or by registered or certified mail, postage prepaid, return receipt requested, to the respective parties as follows:

         If to ANGC:       Associated Natural Gas Corporation
                           370 17th Street, Suite 900
                           Denver, Colorado   80202

                           Attention:  General Counsel
                           Telecopier No.: (303) 595-0480


         If  to PEC:       Panhandle Eastern Corporation
                           5400 Westheimer Court
                           P.O. Box 1642
                           Houston, Texas   77251-1642

                           Attention:  General Counsel
                           Telecopier No.:  (713) 627-4691

or to such other address or telecopier number as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt. Notice given by telecopier shall be deemed delivered on the day the sender receives telecopier confirmation that such notice was received at the telecopier number of the addressee. Notice given by mail as set out above shall be deemed delivered three days after the date the same is postmarked.

         8.7 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAW OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

         8.8 Entire Agreement. This Agreement and the Merger Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and (b) does not confer upon any person not a party hereto (other than an assignee pursuant to the provisions hereof or as contemplated by Section 6) any rights or remedies hereunder.

         8.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.





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         8.10  Headings.  The section and subsection headings herein are for convenience only and shall not affect the construction hereof.

         8.11 Option Shares. The Option Shares subject to this Agreement are shares of ANGC Common Stock as currently constituted. If after the date hereof there is any stock dividend, split-up, recapitalization, combination, merger (other than with PEC or any of its affiliates), exchange of shares, sale of material assets or similar transaction or any other change in the corporate or capital structure of ANGC (including, without limitation, the declaration or payment of an extraordinary dividend or cash, securities or property), the type and number of shares or securities or property to be received by the holder upon exercise of the Option shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that such holder will receive upon exercise of the Option the number and class of shares or other securities or property which it would have received in respect of ANGC Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable, and elected to the fullest extent it would have been permitted to elect, to receive such securities, cash or property. The provisions of this Agreement, including without limitation Sections 1, 2, 6 and this subsection 8.11, shall apply with appropriate adjustments to any securities for which the Option becomes exercisable pursuant to this subsection 8.11.





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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date first above written.




                                           ASSOCIATED NATURAL GAS CORPORATION


                                           By: /s/ Donald H. Anderson
                                           Name:  Donald H. Anderson
                                           Title: President



                                           PANHANDLE EASTERN CORPORATION


                                           By: /s/ Paul M. Anderson
                                           Name:  Paul M. Anderson
                                           Title: President